Exhibit 99.(d)(6)

EXECUTION VERSION

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of February 27, 2023 by and among Ferdinand FFP Ultimate Holdings, LP, a Delaware limited partnership (“Topco” and, together with its Subsidiaries, the “Parent Parties”), Ferdinand FFP Acquisition, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Topco (“Parent”), and the other parties appearing on the signature pages hereto (each such party, and any person that executes a joinder hereto in such capacity in accordance with the terms hereof, an “Investor” and collectively, the “Investors”).

RECITALS

1.           On the date hereof and prior to the execution of this Agreement, Parent, Ferdinand FFP Merger Sub 1, Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Topco and its Subsidiaries (“Company Merger Sub”), Ferdinand FFP Merger Sub 2, LLC, a Delaware limited liability company and direct or indirect wholly owned subsidiary of Topco and its Subsidiaries (“LLC Merger Sub” and together with Company Merger Sub, the “Merger Subs”), Focus Financial Partners Inc., a Delaware corporation (the “Company”), and Focus Financial Partners, LLC, a Delaware limited liability company (“Focus LLC”), have executed an Agreement and Plan of Merger (as amended or modified from time to time in compliance with this Agreement, the “Merger Agreement”) pursuant to which Company Merger Sub will be merged with and into the Company and LLC Merger Sub will be merged with and into Focus LLC (the “Merger”).

2.           Each of the Investors has, on the date hereof, executed a letter agreement in favor of Parent in which each such Investor has agreed, subject to the terms and conditions set forth therein, to make an equity investment in Parent at the Closing (each such letter agreement, as amended or modified from time to time in compliance with this Agreement, a “Commitment Letter” and collectively, the “Commitment Letters”), in each case, copies of which are attached hereto as Schedule D (and the equity commitments set forth in the Commitment Letters, the “Commitments”).

3.           Each of the Investors has, on the date hereof, executed a limited guarantee (each, as amended or modified from time to time, a “Limited Guarantee” and collectively, the “Limited Guarantees”) pursuant to which each such Investor has agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Parent and Merger Subs in connection with the Merger Agreement.

4.           The Investors and the Parent Parties wish to agree to certain terms and conditions that will govern the actions of the Parent Parties and the relationship among the Investors with respect to the Merger Agreement, the Commitment Letters and the Limited Guarantees of the Investors in connection with the Merger Agreement, and the transactions contemplated by each.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1.              EFFECTIVENESS; DEFINITIONS.

1.1            Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate automatically without any further action of any Person upon the earlier of (i) the closing of the transactions contemplated pursuant to the Merger Agreement (the “Closing”) and (ii) the valid termination of the Merger Agreement; provided that, notwithstanding the foregoing, (w) regardless of the reason for termination, Sections 1.1, 1.2, 2.7, 2.9, 2.10(c), 2.11(c), 3 and 4 (other than Section 4.10 and, subject to clause (z) of this proviso, the last sentence of Section 4.9) shall survive in accordance with the immediately following sentence of this Section 1.1, (x) if this Agreement is terminated pursuant to clause (i) of this Section 1.1, Sections 2.4 and 2.5 shall survive in accordance with the immediately following sentence of this Section 1.1, (y) if this Agreement is terminated pursuant to clause (ii) of this Section 1.1, Sections 2.12, 2.13, 2.14 and 4.10 shall survive in accordance with the immediately following sentence of Section 1.1 and (z) except as provided in the immediately following further proviso, if this Agreement is terminated pursuant to clause (ii) of this Section 1.1, the last sentence of Section 4.9 shall terminate upon the valid termination of the Merger Agreement; provided, further, that if (I) the Merger Agreement is terminated pursuant to Section 8.1(g) (solely with respect to a Change of Recommendation made in response to an Acquisition Proposal) or Section 8.1(h) thereof or (II) (A) the Merger Agreement is terminated pursuant to either Section 8.1(c) or Section 8.1(e) thereof and (B) an Acquisition Proposal shall have been made publicly (or otherwise become publicly known) or announced to the Company or the Company Board prior to such termination (which Acquisition Proposal had not been withdrawn at least five Business Days prior to the Company Stockholders Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(e) of the Merger Agreement), then, in each case of the foregoing clauses (I) and (II), the last sentence of Section 4.9 shall survive until the earlier of (1) 12 months after such termination and (2) the three-month anniversary of the date on which the Company Termination Fee is paid to Parent pursuant to Section 8.2(b) of the Merger Agreement. Any provision that, in accordance with the proviso to the immediately foregoing sentence, shall survive in accordance with its terms shall survive for the term specified therein or, if no term is specified, until such time as all obligations thereunder required to be performed on or after the date of termination have been fully performed. No termination of any provision of this Agreement shall relieve, reduce or release any party of liability for breach of such provision prior to its termination.

1.2            Definitions; Construction. Certain terms are used in this Agreement as specifically defined herein. Certain of those definitions are set forth in Section 3 hereof. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Merger Agreement. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”, (ii) the phrase “to the extent” means the degree by which (rather than if), (iii) the word “or” is not exclusive, (iv) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form and (v) the word “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Investors, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Investor by virtue of the authorship of any of the provisions of this Agreement.

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2.              AGREEMENTS AMONG THE INVESTORS.

2.1            Authority of the Parent Parties. Except to the extent expressly prohibited or a different standard is required or expressly contemplated under this Agreement, the Requisite Investors shall cause the Parent Parties to take any action, or refrain from taking any action, and Parent Parties shall take only those actions as approved by the Requisite Investors; provided, that, subject to Section 2.7, if pursuant to the terms of Schedule A an action set forth on Schedule A would require the consent of any Investor or Investors in addition to the consent of the Requisite Investors, then no Parent Party shall take such action, and the Requisite Investors shall not cause the Parent Parties to take such action, without such prior written consent contemplated hereunder.

2.2            Actions Under the Merger Agreement. Subject to Sections 2.3, 2.7 and 2.16 below, the consent of the Requisite Investors shall be required to cause the Parent Parties to take any action, or refrain from taking any action with respect to the Transaction Documents and the transactions contemplated thereby, including in order for Parent and Merger Subs to comply with its obligations, satisfy its closing conditions or exercise its rights or remedies under the Merger Agreement, including (in each case even if adverse or materially adverse to the Parent Parties or the Investors) determining that the conditions to closing specified in Sections 7.1 and 7.2 of the Merger Agreement (the “Closing Conditions”) have been satisfied, negotiating with the Company under Section 6.17 of the Merger Agreement regarding the calculations of the Early Termination Payments (each as defined in the Tax Receivable Agreements) to be made in connection with the Closing under the Tax Receivable Agreements (including with respect to issuance of the TRA Notes (as defined in those certain TRA Waiver and Exchange Agreements, dated as of the date hereof, by and among the Company, Parent and the Holders party thereto)), waiving compliance with any provisions, agreements, obligations or conditions (including any Closing Condition) contained in the Merger Agreement, amending or modifying the Merger Agreement, determining to close the Merger or terminating the Merger Agreement; provided, that, if Parent becomes entitled to terminate the Merger Agreement after the Outside Date pursuant to Section 8.1(b) of the Merger Agreement, then Parent will so terminate the Merger Agreement unless the Requisite Investors otherwise determine. The Parent Parties shall not, and the Investors, to the extent within their control, shall not, permit the Parent Parties to, take any action with respect to the Transaction Documents unless such action has been (i) undertaken in accordance with Section 2.3, (ii) undertaken in accordance with Section 2.16 or (iii) approved by the Requisite Investors and, in each case, is otherwise in accordance with this Agreement. Subject to Section 2.7 below and any applicable approval requirements above, Parent or Merger Subs, by action of the Requisite Investors, may, in its discretion, terminate the participation in the transaction of any Investor (other than a Requisite Investor) that (x) in the event that the Closing Conditions are satisfied or validly waived, does not timely fund its Commitment, (y) asserts in writing that it shall not fund its Commitment or (z) otherwise has breached its obligations under this Agreement in a manner that would reasonably be expected to prevent, materially delay or materially impede Parent’s or Merger Subs’ ability to satisfy its Closing Conditions or consummate the transactions contemplated by the Merger Agreement when required under the Merger Agreement or at any time thereafter (any such Investor under (x), (y) or (z), a “Blocking Investor”); provided, that such termination shall not affect Parent’s rights against such Blocking Investor with respect to such Blocking Investor’s Commitment Letter with respect to such failure to fund (which rights shall be as provided in Section 2.6, Section 4.4 and Section 4.5 hereof).

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2.3            Debt Financing. Subject to Section 2.7 below, Parent and Merger Subs shall, and shall (as the Requisite Investors deem appropriate) require the Company’s cooperation to the extent required under the Merger Agreement such that Parent and Merger Subs may (or may cause the Company at Closing to), negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing on the terms (including any set forth in the debt commitment letter and redacted fee letters attached as Schedule C (the “Debt Commitment Letter”) and/or on such additional or modified terms as CD&R shall approve (subject to CD&R keeping SPC reasonably informed and providing SPC copies on a reasonably current basis of any draft documents associated with the debt financing); provided that (a) CD&R may request the consent of SPC to any such additional or modified terms and (b) any additional or modified terms shall also require the consent of SPC to the extent that such additional or modified terms would reasonably be expected to cause a Default or Event of Default under the Existing Credit Facility (as such terms are defined in the Merger Agreement).

2.4            Partnership Agreement. Topco and each Investor agrees to negotiate in good faith with the other Investors the form of, and agrees to enter into, concurrently with the Closing, one or more definitive agreements (the “Equityholder Agreements”) among all such parties incorporating all of the terms set forth on Schedule A and/or such additional or modified terms as are not inconsistent with Schedule A as the Investors may reasonably agree; provided, that, in the event any Investor does not execute Equityholder Agreements incorporating the terms set forth on Schedule A on or prior to the Closing, such Investor will continue to negotiate in good faith to execute such Equityholder Agreements and the terms set forth on Schedule A shall be binding until such Equityholder Agreements are so executed. Upon the execution and delivery of the Equityholder Agreements by Topco and any Investor, this Section 2.4 shall cease to have any force or effect with respect to Topco and such Investor. Each Requisite Investor shall have had the opportunity to review any agreement, arrangement or understanding between a Requisite Investor, on the one hand, and any other Investor, on the other hand, in connection with the direct investment by any such other Investor into Topco (and solely in such other Investor’s capacity as a record holder of equity securities of Topco), and each Requisite Investor represents and warrants to the other Requisite Investor that there are no side letters, agreements in principal, memoranda of understanding or other, similar arrangements between such Persons entered into on or prior to the date hereof with respect to such investment, other than those furnished to the other Requisite Investor; provided that it is understood and agreed that the foregoing shall not apply to any partnership agreement, side letter or other fund document entered into by an Investor or its Affiliates in its or their capacities as a limited partner of an investment fund or investment vehicle (including any co-investment vehicle, such as a CD&R Investment Vehicle) sponsored or managed by, or otherwise affiliated with, either Clayton, Dubilier & Rice, LLC or Stone Point Capital LLC.

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2.5            Management Arrangements. The Requisite Investors may cause Topco, Parent and/or the Surviving Corporation to negotiate and enter into definitive agreements with certain members of management of the Company and its Subsidiaries with respect to the terms of management’s employment, compensation, rollover equity and equity incentives at Closing and following the Closing, which agreements and the terms thereof shall be subject to the prior approval in writing of each of the Requisite Investors.

2.6            Equity Contributions.

(a)            Subject to Section 2.16, each Investor hereby affirms and agrees that it is bound by the provisions set forth in its Commitment Letter and that Parent, acting at the direction of the Requisite Investors, shall be entitled to enforce the provisions of such Investor’s Commitment Letter if and only if (i) (x) the conditions to funding under such Investor’s Commitment Letters are satisfied or have been waived by the applicable Investor (it being understood that the satisfaction or waiver of the Closing Conditions are subject to Section 2.2) and (y) the Requisite Investors have delivered a written notice to each Investor stating that they shall fund their equity commitments under their respective Commitment Letters at or prior to the consummation of the Merger and prior to or concurrently with the funding of the Commitments of the other Investors, or (ii) the Company (to the extent that the Company is a third party beneficiary of such Commitment Letter or applicable Commitment thereunder) is permitted to enforce the provisions of the Commitment Letters under the specific circumstances and as specifically set forth therein and in Section 9.5(b) of the Merger Agreement and does in fact so enforce, or cause Parent to enforce such provisions; provided that, in each case of (i) and (ii), each such Investor is purchasing the same type of limited partnership interests in Topco (other than any differences with respect to voting rights as contemplated by Schedule A), with the same seniority and at the same per security value as all Sponsor Investors. Subject to Section 2.16, none of the Investors or Parent shall attempt to enforce, or cause Parent to enforce, any Commitment Letter until the conditions set forth in clause (i) or (ii) of this Section 2.6(a) have been satisfied. Subject to Section 2.16, Parent shall have no right to enforce any of the Commitment Letters unless it is acting at the direction of the Requisite Investors and it is enforcing each of the Commitment Letters on a pro rata basis according to the Investors’ respective commitments under their Commitment Letters (determined after giving effect to any Syndication, assignment of CD&R’s Commitment pursuant to any Commitment Assignment and reduction of CD&R’s required investment amount in accordance with Section 2.6(b)) (“Pro Rata Basis”) among the Investors, and no Investor shall have any right to enforce any of the Commitment Letters except as the Requisite Investors acting together through Parent or Topco, as applicable, subject to the terms and conditions of this Section 2.6(a). In the event that any Investor funds its Commitment (the amount of each such funding, the “Prefund Amount”) as contemplated by this Section 2.6 and such Investor’s Commitment Letter, Parent shall (x) hold such funds in escrow for safekeeping as an agent for and on behalf of each Investor until such Investor, solely as to itself, expressly authorizes Parent in writing (which may be via e-email) to pay the amount so funded by such Investor (but not any other Investor) pursuant to (and subject to the limitations set forth in) such Investor’s Commitment Letter solely to the extent required to effect the Closing and (y) if the Closing does not occur within five (5) Business Days after such funding (or such longer period as agreed in writing by each applicable Investor), if requested by such Investor, Parent shall promptly (but in any event within one (1) Business Day) return all amounts of the funded Commitment to such Investor to the account of the applicable Investor from which such funds were wired (or such other account as each such Investor shall have identified to Parent in writing), which amounts shall, to the extent that the Merger Agreement or any Commitment Letter shall not have been terminated pursuant to their terms, be available to be redrawn subject to the conditions set forth in the applicable Investors’ respective Commitment Letters. In addition, if the Closing occurs but the full Prefund Amount funded by an Investor to Parent was not necessary to be paid as required pursuant to the applicable Commitment Letter (such excess amount, the “Excess Prefund Amount”), then the amount that CD&R is required to invest in Topco will, at the election of CD&R, be reduced by any amount up to the Excess Prefund Amount. To the extent that the aggregate Prefund Amounts of all Investors (including CD&R) following the funding by CD&R of its Commitment exceeds the aggregate amount necessary to be paid as required pursuant to the applicable Commitment Letters, Parent shall promptly (but in any event within one (1) Business Day) return all or a portion of such excess amount, to the extent elected by CD&R, to the account of CD&R from which CD&R’s funds were wired (or such other account as CD&R shall have identified to Parent in writing). To the extent CD&R elects not to have all of such excess amount returned to it, any remaining excess amount will be returned on a Pro Rata Basis to the Investors to the accounts of such Investors from which such funds were wired (or such other account as each such Investor shall have identified to Parent in writing).

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(b)            Each Investor shall receive, in exchange for investment of its Commitment, the same type of limited partnership units of Topco (other than any differences with respect to voting rights as contemplated by Schedule A) at the same price per unit as each other Investor (it being understood that any limited partnership units held by the Investors prior to such investment shall be redeemed by Topco for no consideration at the Closing); provided, that each Investor shall purchase limited partnership units of Topco in the same proportions (relative to the amount of such Investor’s funded Commitment) and at the same price per unit. If the aggregate equity investment required to be made in Topco by all of the Investors (including, in the case of the Sponsor Investors, such Sponsor Investors and, in the case of CD&R, the CD&R Investment Vehicle(s) to the extent of the Investors therein that have made capital commitments thereto, which commitments, for the avoidance of doubt, are part of (and not in addition to) the Commitment of each such Sponsor Investor) in connection with the Closing under the Merger Agreement is less than the aggregate commitments of all Investors under the Commitment Letters (including as a result of any “rollover” by one or more existing equityholders of the Company of equity securities in the Company in exchange, directly or indirectly, for equity interests in Topco or because the amount of Debt Financing or Company cash available for transaction uses is more than envisioned), then the amount that CD&R is required to invest in Topco will, at the election of CD&R, be reduced up to an amount equal to such reduced equity need.

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(c)            Prior to the Closing, no Investor shall transfer, directly or indirectly, its equity interests in Topco or Parent or its obligations and rights under its Commitment Letter, other than (i) a transfer to one or more Affiliates (as determined in accordance with its Commitment Letter), which transfer (A) would not reasonably be expected to have any adverse effect in any material respect on Parent and Merger Subs’ ability to consummate the Merger or to materially delay or prevent the Closing and (B) may only be made to another Investor or to an Affiliate thereof that is wholly owned by such Investor, (ii) transfer by CD&R pursuant to the Syndication (subject to all terms and conditions applicable thereto pursuant to this Agreement), including any Commitment Assignment or (iii) as approved by each Requisite Investor; provided, that, in each case, the transferee of such equity commitment pursuant to such transfer agrees in writing to be bound by the terms and conditions of this Agreement as though such transferee were an Investor hereunder; provided, further, that except with respect to transfers pursuant to clause (i) of this sentence, such transferee shall not have any consent, approval or voting rights as an Investor hereunder and instead all such rights shall be retained by the transferring Investor; provided, further, that no such transfer (other than a transfer pursuant to the Syndication, including any Commitment Assignment) shall relieve any transferring Investor from its obligations hereunder (it being understood that CD&R shall be relieved of its obligations pursuant to this Agreement to the extent of any amounts of its Commitment transferred pursuant to a Commitment Assignment).

(d)            Notwithstanding Section 2.6(c), on and after the date of this Agreement at any time prior to the 180th day following the Closing, CD&R will be permitted to syndicate a portion of its Commitment (the “Syndication”), including (A) through the use of an investment vehicle that would at all times be managed and controlled by CD&R or one of its Affiliates (a “CD&R Investment Vehicle”) and/or (B) pursuant to an assignment and assumption agreement on terms reasonably acceptable to SPC pursuant to which such assignee assumes all obligations and liabilities of CD&R with respect to the portion of CD&R’s Commitment being assigned thereby (each, a “Commitment Assignment”); provided, that (i) no such Syndication shall be permitted to the extent it (x) would cause any additional regulatory filings prior to the Closing in connection with the transactions contemplated by the Merger Agreement and/or the other Transaction Documents or (y) would reasonably be expected to have any adverse effect in any material respect on Parent and Merger Subs’ ability to consummate the Merger or to materially delay or prevent the Closing, (ii) no such limited partner shall be granted any right to appoint any director to the Board that would be in addition to the directors that such Sponsor Investor is entitled to appoint pursuant to the terms set forth on Schedule A and (iii) unless the Company has agreed to substitute such assignee with respect to such portion of CD&R’s limited guarantee, as a condition of the entry into any Commitment Assignment, such assignee shall enter into a “back-to-back” limited guarantee with CD&R, on terms reasonably acceptable to CD&R, pursuant to which such assignee guarantees a proportionate amount of the Obligations (as defined in CD&R’s Limited Guarantee) equal to the same proportion of CD&R’s Commitment being assigned by the Commitment Assignment (each, an “Additional Guarantee”). Any CD&R Investment Vehicle acquiring a direct or indirect interest in Parent and/or the Merger Subs prior to Closing shall, as a condition of such Syndication, execute a joinder to this Agreement as an “Investor” pursuant to a joinder agreement (in a form to be reasonably acceptable to the Requisite Investors); provided that with respect to any such additional Investor that is a CD&R Investment Vehicle or other Affiliate of a Sponsor Investor, for purposes of the provisions of this Agreement any consent or approval granted by such Sponsor Investor shall be deemed also to be the consent and approval of such Investor.

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(e)            The Requisite Investors (x) shall at all times prior to the Closing cause Merger Subs and Parent to be direct or indirect Subsidiaries of Topco and wholly owned by Topco and its Subsidiaries, and (y) shall not permit any equity interest in any of Topco, Parent or Merger Subs to be issued, transferred, redeemed, or sold to or by any Person other than the Parent Parties except as expressly set forth in this Agreement and the Transaction Documents. For the avoidance of doubt, (i) following any Commitment Assignment, the obligations of CD&R pursuant to any existing Limited Guarantee shall be proportionately reduced to reflect the amount so assigned, and (ii) each Commitment Assignment and Additional Guarantee shall be deemed to be a Commitment Letter and a Limited Guarantee pursuant to the terms of this Agreement, mutatis mutandis.

2.7            Non-Consenting Investors. Notwithstanding anything to the contrary in Sections 2.2 and 2.3 above, without the prior approval of each Investor, Parent and Merger Subs shall not, and the Investors shall not permit or cause Parent or Merger Subs to: (i) modify, amend or waive the Merger Agreement so as to (x) increase the Merger Consideration or (y) extend the Outside Date, (ii) modify, amend or waive the Merger Agreement so as to increase the amount of the Parent Liability Limitation, (iii) modify, amend or waive, in a manner adverse to Parent, Merger Subs or such Investor, any of Sections 9.5(b) or 9.16 of the Merger Agreement or (iv) modify, amend or waive any of the obligations under any Limited Guarantee or Commitment Letter of such Investor. Notwithstanding the foregoing, (1) in the event that (x) the Requisite Investors are willing to agree to proceed with or to take any action (or, in each such case, to permit or cause the Parent Parties to do so) with respect to one or more of the matters requiring the consent of any Investor described in this Section 2.7 and (y) any such other Investor declines to provide such required consent or (2) without limiting any other rights or remedies permitted hereunder with respect to such breach, if an Investor is a Failing Investor hereunder (each such Investor pursuant to clause (1) or (2), or as provided in Section 2.11(d), as applicable, a “Non-Consenting Investor”), the Requisite Investors may nevertheless require all Investors (other than any Non-Consenting Investor, collectively the “Consenting Investors”) to proceed with such matter by first terminating such Non-Consenting Investor’s participation in the transactions contemplated by the Merger Agreement, its Commitment Letter and its Limited Guarantee by (1) assigning (at the direction of and as determined by the Requisite Investors) the Non-Consenting Investor’s participation rights to the Requisite Investors, another Investor and/or one or more third parties, in each such case, subject to the consent of such assignee, and, in connection with the completion of such assignment, the Non-Consenting Investor and the Consenting Investors shall cooperate in such reasonable arrangements to permit Parent and the Consenting Investors to proceed with the Merger and the other transactions contemplated by the Merger Agreement and to terminate any liability or obligation of the Non-Consenting Investor under this Agreement (other than with respect to material breaches of this Agreement by the Non-Consenting Investor prior to the date of the completion of such arrangements); provided, that any assignee of the Non-Consenting Investor’s participation rights pursuant to this sentence shall assume (in a written agreement with the Non-Consenting Investor that is reasonably acceptable to the Non-Consenting Investor and the Requisite Investors) the Non-Consenting Investor’s obligations under its Limited Guarantee, its Commitment Letter and (except as provided in this sentence) this Agreement and/or (2) with the prior written consent of the Company to the extent necessary, terminating all of the Non-Consenting Investor’s liabilities and obligations under its Limited Guarantee, its Commitment Letter and this Agreement (other than as specifically set forth in this Agreement and with respect to material breaches of this Agreement by the Non-Consenting Investor prior to the date of the effectiveness of such termination) (any Non-Consenting Investor whose participation is so terminated, a “Released Investor”). For the avoidance of doubt, except as set forth in the immediately preceding sentence, all other Investors shall remain bound by this Agreement, and such Released Investor shall have no liability hereunder, or under its Commitment Letter or Limited Guarantee (other than as specifically provided in Section 2.9 and except with respect to material breaches of this Agreement occurring prior to the date of such termination); provided, further, concurrently with such termination, such Released Investor shall have received a full and unconditional release of this Agreement (subject to the applicable provisions of Section 2.9 and except with respect to material breaches of this Agreement by such Released Investor occurring prior to the date of such release) and its Commitment Letter and Limited Guarantee from Parent, the Company, and each other Investor, as applicable, or a mutually reasonably satisfactory indemnity from one or more of the other Investors with respect to liability under such Commitment Letter, Limited Guarantee and this Agreement. In the event the Requisite Investors terminate the Released Investor’s participation in the transaction, the amount of the Released Investor’s Commitment shall be offered and funded by Persons that expressly agree to fund such amounts as determined by the Requisite Investors.

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2.8            Notice of Closing. Parent and Merger Subs shall and the Sponsor Investors shall cause Parent to use their reasonable best efforts to (1) provide each Investor with at least five (5) days’ prior notice of the Closing Date under the Merger Agreement, (2) deliver to each Co-Investor at least five (5) days prior to the Closing Date written notice of the wire instructions for such Co-Investor’s Commitment (a “Funding Notice”), which written notice shall (A) be duly executed by an authorized signatory of Parent, (B) state the actual final amount to be funded by such Co-Investor on the Closing Date in accordance with the terms and subject to the conditions of the applicable Commitment Letter and this Agreement, and (C) include the name and callback information of an authorized signatory of Parent who may be contacted by such Co-Investor to confirm the information required by clauses (2)(A) and (2)(B) of this Section 2.8, and (3) by no later than 11:59 p.m., New York City time, one day prior to the Closing Date, deliver to such Co-Investor all documentation to which such Co-Investor, on the one hand, and Parent or the other Investors or their respective Affiliates, on the other hand, are party, duly executed by an authorized signatory of each of Parent or the applicable Investors or such Affiliates, as applicable, and each other party thereto, to be held in escrow until the Closing, subject to the express and concurrent release from escrow by all applicable parties.

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2.9            Expense Sharing.

(a)            In the event the Merger is not consummated, then: (i) all reasonable and documented out-of-pocket fees and expenses of the Investors (excluding any Released Investor) incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement (including in each case, the reasonable and documented costs and expenses of drafting and negotiating each applicable document) will be shared by the Investors on a Pro Rata Basis and (ii) each Investor (other than any Released Investor) agrees that it will be responsible for its proportionate share (as determined on a Pro Rata Basis) of the reasonable and documented out-of-pocket expenses incurred by the Investors (other than any Released Investor), including the reasonable fees, expenses and disbursements of their lawyers, and in the case of the Sponsor Investors (or each other Investor, to the extent it gives the Sponsor Investors prior written notice of the retention thereof), their accountants, financial advisors, consultants and other advisors. Notwithstanding the foregoing, (a) a Released Investor will not be responsible for any portion of the out-of-pocket expenses and fees described in the preceding sentence and may not seek or obtain reimbursement in respect of any out-of-pocket expenses and fees if the Merger is not consummated and (b) without limiting the rights against a Failing Investor for a Breach of this Agreement, in no event shall such Failing Investor be entitled to reimbursement of expenses pursuant to this Section 2.9(a). Furthermore, payments of any Limited Guarantee obligations are covered by Section 2.12 of this Agreement and not by this Section 2.9.

(b)            In the event the Merger is consummated, the Investors shall cause Parent, Merger Subs and the Company to reimburse each Investor (other than a Failing Investor under clause (i) of the definition thereof but including (x) each Released Investor in respect of out-of-pocket expenses and fees, incurred prior to such Investor becoming a Released Investor and (y) each breaching Investor provided such Investor is not a Failing Investor under clause (i) of the definition thereof) for all reasonable out-of-pocket expenses incurred by the Investors, including the reasonable fees, expenses and disbursements of their lawyers, and in the case of the Sponsor Investors (or each other Investor, to the extent it gives the Sponsor Investors prior written notice of the retention thereof), their accountants, consultants and other advisors, in connection with the transactions contemplated by the Merger Agreement.

(c)            The obligations under this Section 2.9 shall exist whether or not the Merger is consummated and shall survive any termination of the other terms of this Agreement, to the extent that such fees and expenses are not paid by the Company or Parent, in each case, subject to the terms hereof.

2.10         Representations and Warranties. Each of the Investors, severally and not jointly or jointly and severally, hereby represents, warrants and covenants to the other parties hereto on the date hereof and at the Closing that, except as disclosed to the other parties hereto on or prior to the date hereof, (x) it has not entered into, and will not enter into prior to the Closing, any agreement, arrangement or understanding with any other party hereto with respect to the subject matter of this Agreement, other than the agreements expressly contemplated herein, including the Transaction Documents and (y) none of the information supplied in writing by such Investor (if any) specifically for inclusion or incorporation by reference in any filings contemplated by the Merger Agreement will cause a material breach of the representations, warranties, covenants or agreements of Parent or Merger Subs set forth in the Merger Agreement.

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(b)            Each of the parties hereto hereby, severally and not jointly or jointly and severally, represents and warrants to each of the other parties as of the date hereof as follows:

(i)              Such party is duly organized or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and has all requisite power and authority (acting through its general partners, as applicable) to conduct its business as it is now being conducted and is proposed to be conducted.

(ii)             Such party has the full power, authority and legal right (acting through its general partner, as applicable) to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement, such party’s Commitment Letter and such party’s Limited Guarantee, and the consummation of the transactions contemplated herein and therein, in each case, have been duly authorized by all necessary action, corporate or otherwise, of such party. This Agreement, such party’s Commitment Letter and such party’s Limited Guarantee has been duly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles.

(iii)            Subject to the filings, consents, approvals and other actions contemplated by the Merger Agreement, the execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated herein by such party does not and will not (with or without notice or lapse of time, or both) (A) materially contravene or conflict with such party’s certificate of formation or organizational or governing documents, (B) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to such party or any of its respective properties or assets or (C) result in any material violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness, credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon it or any of its subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such party or any of its subsidiaries; other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration, right, loss of Lien that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the Merger.

(c)            Each Investor specifically understands and agrees that none of Parent or any Investor has made, or will make, any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby or pursuant to any Transaction Document (including the Merger Agreement), and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants, severally (and not jointly or jointly and severally) that it is not relying on Parent or any other Investor (i) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (ii) for its decision with respect to making any investment contemplated hereby or (iii) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or Parent except as expressly set forth in this Agreement.

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2.11          Regulatory Matters.

(a)            Subject to Section 2.11(c), (i) each Sponsor Investor will, and will cause its affiliated investment funds to, (x) take such actions (and refrain from taking such actions) as are required to cause Parent to comply with its obligations pursuant to Section 6.5 of the Merger Agreement, and (y) not acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets, during the period beginning on the date hereof and ending upon the earlier of (1) the date of termination of the Merger Agreement in accordance with the terms thereof and (2) the Closing Date, in each case, if such acquisition or agreement to acquire would be reasonably likely, based on advice of counsel, to materially delay, or materially increase the risk of not obtaining or making any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated by the Merger Agreement, or the expiration or termination of any applicable waiting period, contemplated by Section 6.5 of the Merger Agreement or the timely receipt thereof or otherwise prevent, materially delay or impede the transactions contemplated by the Merger Agreement; provided, that, this clause (i) shall not apply to (A) any investment funds, vehicles or accounts sponsored, managed or controlled by Stone Point Capital LLC, other than the Trident VI Investors and the Trident IX Investors (but not any portfolio companies (as such term is commonly understood in the private equity industry) thereof, other than the Company and its Subsidiaries), (B) any funding of capital commitments or funding obligations into bona fide private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor, or (C) any investment or acquisition made by a Person in which such Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (B) and (C) shall not include any discretionary co-investments by such Investor; (ii) each Investor will, and will cause its affiliated investment funds to provide any information, and join in or submit any applicable filings, required to obtain regulatory approvals of any Governmental Authority in connection with the transactions contemplated by the Merger Agreement, the Commitment Letters and/or this Agreement, in each case as promptly as practicable after execution and delivery of the Merger Agreement; and (iii) each Co-Investor agrees not to make any acquisition or other investment during the period beginning on the date hereof and ending upon the earlier of (1) the date of termination of the Merger Agreement in accordance with the terms thereof and (2) the Closing Date, in each case, if such acquisition or agreement to acquire would be reasonably likely to materially delay beyond the earlier of the date that the Closing would be required to occur pursuant to Section 1.3 of the Merger Agreement and the Outside Date (provided that, but for such acquisition or other investment, the Closing would reasonably be expected to have been required to occur prior to the Outside Date pursuant to Section 1.3 of the Merger Agreement), or materially increase the risk of not, obtaining or making any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated by the Merger Agreement, or the expiration or termination of any applicable waiting period, contemplated by Section 6.5 of the Merger Agreement or the timely receipt thereof or otherwise prevent, materially delay or impede the transactions contemplated by the Merger Agreement; provided, that this clause (iii) shall not apply to (A) any funding of capital commitments or funding obligations into bona fide private equity, venture capital, hedge or other similar investment funds that are not controlled by such Investor, or (B) any investment or acquisition made by a Person in which such Co-Investor holds only a limited partnership or other passive non-voting investment, but for the avoidance of doubt, clauses (A) and (B) shall not include any discretionary co-investments by such Co-Investor. Notwithstanding anything in this Agreement to the contrary, except with respect to the Trident VI Investors and the Trident IX Investors (and not, for the avoidance of doubt, any portfolio companies thereof, other than the Company and its Subsidiaries) pursuant to clause (i) of this Section 2.11(a) and each of SPC’s affiliated investment funds (and not, for the avoidance of doubt, any portfolio companies thereof, other than the Company and its Subsidiaries) pursuant to clause (ii) of this Section 2.11(a), nothing in this Section 2.11 shall require or obligate SPC to agree or otherwise be required to take any action with respect to any of SPC’s Affiliates (including any investment funds or investment vehicles affiliated with, or managed or advised by, Stone Point Capital LLC or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Stone Point Capital LLC or of any such investment fund or investment vehicle), or any interest therein, other than with respect to the Company and its Subsidiaries.

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(b)            The Requisite Investors shall, if not prohibited by law or regulation, give each Investor the reasonable opportunity to review and comment on any documents, written communications and filings that include such Investor as a filing party before transmitting to any Governmental Authority, and shall consider in good faith any comments or suggestions proposed by such Investor.

(c)            Notwithstanding anything in this Agreement, the Merger Agreement, the Commitment Letters, the Limited Guarantees or any other Transaction Document to the contrary, (i) any of the Investors may designate any materials provided to a Governmental Authority that contain sensitive or confidential information in respect of such Investor or any of its Affiliates as “CD&R only”, “SPC only” or “[applicable Co-Investor] only”, as applicable to such Investor, and such materials and the information contained therein shall not be disclosed to any of the other parties hereto by Parent or Topco without such Investor’s prior written consent (and such Investor may provide that any such sensitive or confidential information may only be provided on an outside counsel-only basis or directly to the applicable Governmental Authority requesting such information), (ii) no Investor on behalf of itself shall be required to commence an Action with any Governmental Authority, and (iii) all appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of any Investor before any Governmental Authority shall be controlled by the Investor making or submitting such appearance, submission, presentation, brief or proposal, as applicable.

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(d)            Upon receipt of a written notice from the Requisite Investors, each other Investor hereby consents to (i) any amendment of such Investor’s respective post-closing governance, information and voting rights (including the rights set forth on Schedule A, including but not limited to a suspension of such governance, information and voting rights pending receipt of regulatory approvals, and to the receipt by such Investor of non-voting units in Topco rather than voting units (provided, that any such non-voting units granted solely as a result of any regulatory requirements would convert into voting units automatically upon transfer, unless such conversion is waived by such transferee or would violate law) if, and to the extent, necessary to obtain a necessary regulatory approval required in connection with the consummation of the transactions contemplated by the Merger Agreement, the Commitment Letters and/or this Agreement and (ii) at the option of the Requisite Investors, being deemed a Non-Consenting Investor with the effect set forth in Section 2.7 if, and to the extent, the participation of such Investor in the transactions contemplated by the Merger Agreement, the Commitment Letters and/or this Agreement materially impedes or delays the receipt of any such regulatory approval required in connection with the transactions contemplated by the Merger Agreement, the Commitment Letters and/or this Agreement (except, that, this Section 2.11(d) shall not apply if the applicable Investor elects, in its sole discretion, in a written notice to the Requisite Investors provided not later than two (2) Business Days following the date of receipt of the foregoing notice from the Requisite Investors to reduce its governance and/or voting rights sufficiently such that receipt of such regulatory approval is no longer materially impeded or delayed (which may include the receipt of non-voting units of Topco; provided, that any such non-voting units granted solely as a result of any regulatory requirements would convert into voting units automatically upon transfer, unless such conversion is waived by such transferee or would violate law) if, and to the extent, such reduction would eliminate such material impediment or delay); provided, further, that any determination made with respect to the foregoing shall be based on the advice of counsel to the Requisite Investors (which must be (X) Kirkland & Ellis LLP or Simpson Thacher & Bartlett LLP or (Y) another outside counsel reasonably acceptable to the applicable Investor in good faith) and following reasonable good faith consultation with the applicable Investor subject to the amendment.

2.12          Contribution With Respect to Limited Guarantees.

(a)            Other than as contemplated by Section 2.6(d) with respect to Additional Guarantees or Section 2.7 with respect to the termination of a Non-Consenting Investor, none of the Investors shall take any action to terminate or amend any of the Limited Guarantees without the prior written consent of the other Investors. Each of the Investors other than a Non-Consenting Investor (each, a “Limited Guarantor” and collectively, the “Limited Guarantors”) shall cooperate in defending any claim that the Limited Guarantors are or any one of them is, or is alleged to be, liable to make payments under the Limited Guarantees, copies of which are attached hereto as Schedule B; provided, however, that no Investor shall be required to commence any legal action in connection therewith. Subject in all respects to, and after giving effect to all payments under, Section 2.12(b), each Limited Guarantor agrees to contribute to the amount paid or payable by any other Limited Guarantor in respect of the Limited Guarantees to the extent necessary so that, after giving effect to all payments in respect of the Limited Guarantees, each Limited Guarantor will have paid an amount equal to the product of (i) the aggregate amount paid under all of the Limited Guarantees, multiplied by (ii) such Limited Guarantor’s Pro Rata Percentage (as defined with respect to each Limited Guarantor in such Limited Guarantor’s Limited Guarantee, as adjusted for any Additional Guarantees), it being understood that no Investor shall be obligated to pay, in the aggregate, an amount pursuant to its own Limited Guarantee and this Section 2.12 that, in the aggregate, exceeds the applicable maximum amount it is obligated to pay pursuant to its own Limited Guarantee unless such Investor is a Failing Investor (subject to the other terms and limitations of this Agreement).

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(b)            In the event that any damages or payments are owed by Parent or Merger Subs pursuant to the Merger Agreement (such damages and payments, collectively, the “Damages Payments”), then the Damages Payments shall be paid by the Limited Guarantors when due in proportion to their respective Pro Rata Percentages (as defined with respect to each Limited Guarantor in such Limited Guarantor’s Limited Guarantee, as adjusted for any Additional Guarantees) (and in no event shall a Released Investor be responsible for any portion of such payments or liabilities and in the event a Non-Consenting Investor has assigned its obligations hereunder to a third party in accordance with Section 2.7, such assignee shall be responsible for such Non-Consenting Investor’s portion of the Damages Payments). Notwithstanding the foregoing, each Investor agrees that (i) if any Damages Payments are owed by Parent or Merger Subs and (ii) there are one or more Failing Investors and the actions taken (or failed to be taken) by the applicable Investors that caused such Investors to be Failing Investors are, individually or in the aggregate, the primary reason for the Damages Payments becoming payable, then such Investor (or, in the event more than one Failing Investor has a reimbursement obligation under this sentence, such Investors, pro rata among such Failing Investors based on their respective Commitments (taking into account any Syndication, including any Commitment Assignments) (unless, in each case, such Failing Investor’s participation rights had previously been assigned in accordance with Section 2.7) shall promptly reimburse and indemnify Parent, Merger Subs and each other Investor (other than any other Failing Investor with reimbursement obligations under this Section 2.12(b)) for any portion of the Damages Payments or other damages or payments paid or required to be paid by Parent, Merger Subs or any other Investor, together with any out-of-pocket expenses incurred by Parent, Merger Subs and such other Investors in connection with defending any Related Claim in connection with such Breach; provided, that the aggregate liability of a Failing Investor under this Section 2.12 shall not, in the aggregate, exceed an amount greater than the sum of (x) the Parent Liability Limitation plus (y) $10,000,000 (such resulting sum, the “Maximum Liability Cap”); provided further that, notwithstanding anything to the contrary set forth in this Agreement or the Support Agreement, in the event of any Breach or a Material Rollover Breach (as defined in the Support Agreement), in no event shall the aggregate liability of SPC and the Trident VI Investors under the Support Agreement, in the aggregate, exceed an amount equal to the Maximum Liability Cap. For the avoidance of doubt, an Investor is not a “Failing Investor” (and shall not be liable for any Damages Payments as a Failing Investor under this Section 2.12(b)) if all Closing Conditions have been satisfied or waived, such Investor is ready, willing and able to consummate its Commitment at Closing (which shall be confirmed in writing by such Investor if requested by the Requisite Investors) but has not actually consummated its Commitment solely because (A) another Investor that is a Failing Investor has not consummated such Failing Investor’s Commitment or (B) such Investor is CD&R and the Trident VI Investors have not consummated the rollover transactions contemplated by the Support Agreement.

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(c)            Notwithstanding anything to the contrary in this Agreement, except with respect to a Failing Investor as described in Section 4.4 below, or except pursuant to Section 2.12(b), the aggregate obligation under the Limited Guarantees and those expenses referenced in Section 2.9, if any, shall be borne by the Limited Guarantors in accordance with their respective Pro Rata Percentages (as defined in the Limited Guarantors’ Limited Guarantees, as adjusted for any Additional Guarantees), regardless of whether the obligations thereunder (i) arose from any action or inaction undertaken as a result of a determination made by the Requisite Investors or any absence of consent of the Requisite Investors, or (ii) did not arise from any breach of any Investor’s obligations under this Agreement.

2.13          Conduct of Certain Litigation. In the event that Parent or Merger Subs become subject to a claim, action, litigation or suit by the Company pursuant to the Merger Agreement, which (i) involves an allegation of a breach by Parent or Merger Subs of an obligation under the Merger Agreement to cause an Investor to take or refrain from taking any action, or (ii) involves a factual allegation that, if true, would constitute a breach by an Investor of an obligation under this Agreement or its Commitment Letter (with respect to such Investor, a “Related Claim”), then Parent or Merger Subs shall deliver notice of such Related Claim to such Investor reasonably promptly after becoming aware of such Related Claim; provided, that the failure of Parent or Merger Subs to give reasonably prompt notice of any Related Claim shall not release, waive or otherwise affect the Investor’s obligations with respect thereto except to the extent that the Investor is actually and materially prejudiced as a result of such failure. Such Investor shall have the right (but not the obligation), within thirty (30) days after receipt of notice of such Related Claim, to elect to (x) in the case of a Related Claim primarily or exclusively related to such Investor, jointly with Parent control the defense of such Related Claim, and (y) in the case of any other Related Claim, participate in the defense of such Related Claim with Parent, Merger Subs and any other Investor in respect of which such claim is a Related Claim, it being understood that with respect to any Related Claim, such Investor may employ counsel (which shall be reasonably satisfactory to Parent), at its own expense (which expenses will not be subject to pro rata treatment under Section 2.9), separate from the counsel employed by Parent or Merger Subs. If such Investor exercises its right pursuant to the preceding sentence to control or participate in such Related Claim, then the Requisite Investors shall reasonably cooperate with such Investor in the defense thereof (and in any event each Requisite Investor shall reasonably cooperate with Parent in the defense of such Related Claim); provided, however, that no Investor shall be required to commence or participate in any legal action in connection therewith. Such Investor will not admit any liability with respect to, or settle, compromise or discharge, any such Related Claim without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Whether or not such Investor assumes the defense of a Related Claim, Parent and Merger Subs shall not admit any liability with respect to, or settle, compromise or discharge, such Related Claim without such Investor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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2.14          Company Payments. In the event the Merger is not consummated, the Closing does not occur and Parent (or any of its Affiliates) receives any termination fee (including any Company Termination Fee), damages award or settlement payment, reimbursement of expenses, indemnification for damages or other similar payments from the Company or any of its Affiliates (collectively, the “Company Payments”), Parent (or any of its Affiliates) shall (x) first, make adequate provisions for any interest or other obligations in respect of any Debt Financing, (y) second, pay or cause to be paid the expenses of each Investor (including any Released Investor but excluding any Failing Investor) and its Affiliates to the extent reimbursable in accordance with Section 2.9 (and in the event that the amount to be reimbursed pursuant to clauses (x) and (y) is greater than the amount of the Company Payments, then such Company Payments shall be allocated first to the payment of all obligations referred to in clause (x) and thereafter to the payment of the reimbursable expenses of each Investor (and its Affiliates) (including any Released Investor but excluding any Failing Investor) pro rata in accordance with the aggregate amount of Expenses incurred by each Investor (and its Affiliates) (including any Released Investor but excluding any Failing Investor)), and (z) thereafter, pay or cause to be paid all remaining amounts of the Company Payments after giving effect to clauses (x) and (y), if any, to each Investor (excluding any Released Investor or Failing Investor) on a Pro Rata Basis. Any reimbursable expenses not paid in accordance with this Section 2.14 shall be allocated and paid in accordance with Section 2.9.

2.15         Tax Matters. The Investors shall use reasonable best efforts to cause Topco and Parent not to change the investment structure in a manner that would reasonably be expected to result in SPC or CD&R, any Co-Investor or any of their respective direct or indirect owners (a) incurring any income that is effectively connected with the conduct of a U.S. trade or business within the meaning of the Code (other than as a result of the application of Section 897 of the Code) or (b) being treated as engaged in any “commercial activity” as defined in Section 892 of the Code or incur any income derived from commercial activities as defined in Section 892 of the Code.

2.16          Sponsor Investor Enforcement. Notwithstanding anything herein to the contrary (including any requirement of mutual consent of the Required Investors), (i) either of SPC or CD&R shall be entitled to enforce (including through and/or on behalf of any Parent Party) the obligations of the other, without the consent of any other Person, under this Agreement or the Commitment Letter or Limited Guarantee of the other and (ii) CD&R shall be entitled to enforce (including through and/or on behalf of any Parent Party) the obligations of the Trident VI Investors under the Support Agreement.

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3.             DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings (all other capitalized terms used but not defined shall have the meanings given thereto in the Merger Agreement):

“Co-Investors” mean any person that executes a joinder hereto in such capacity in accordance with the terms hereof.

“Requisite Investors” means Trident IX Investors (together with their investment funds and investment vehicles affiliated with, or sponsored, managed or advised by Stone Point Capital LLC (other than the Trident VI Investors) that are party to this Agreement, “SPC”) and Clayton, Dubilier & Rice Fund XII, L.P. (together with its investment funds and investment vehicles affiliated with, or sponsored, managed or advised by Clayton, Dubilier & Rice, LLC that are party to this Agreement, “CD&R”), acting jointly; provided that (i) as of and following the time that SPC (but not CD&R) is a Failing Investor or any Trident VI Investor has committed a Willful Breach (as defined in the Support Agreement) or a Material Rollover Breach (as defined in the Support Agreement) under the Support Agreement, the “Requisite Investors” shall mean CD&R and (ii) as of and following the time that CD&R (but not SPC) is a Failing Investor and no Trident VI Investor has committed a Willful Breach or a Material Rollover Breach under the Support Agreement, the “Requisite Investors” shall mean SPC.

“Sponsor Investors” means SPC or CD&R, as the case may be.

“Transaction Documents” shall mean this Agreement (including the schedules and exhibits attached hereto), the Merger Agreement, the Equityholder Agreements, the Support Agreement, the management arrangements contemplated by Section 2.5, the Debt Commitment Letter, the Commitment Letters and the Limited Guarantees.

“Trident VI Investors” means Trident FFP LP, a Delaware limited partnership, Trident VI, L.P., a Cayman Islands exempted limited partnership, Trident VI Parallel Fund, L.P., a Cayman Islands exempted limited partnership, and Trident VI DE Parallel Fund, L.P., a Delaware limited partnership.

“Trident IX Investors” means Trident IX, L.P., a Cayman Islands exempted limited partnership, Trident IX Parallel Fund, L.P., a Cayman Islands exempted limited partnership, and Trident IX Professionals Fund, L.P., a Cayman Islands exempted limited partnership.

4.             MISCELLANEOUS.

4.1           Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by each of the Requisite Investors; provided that, to the extent any such amendment, modification or waiver would be materially and disproportionately adverse to any Investor or group of Investors, such amendment, modification or waiver shall require the prior written consent of such affected Investor or group of Investors. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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4.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.3            Notices. All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by email transmission (provided that any notice received by email transmission or otherwise at the addressee’s location on any day that is not a Business Day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as set forth in each Investor’s respective Commitment Letter.

4.4            Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance). In the event that (i) the Parent Parties, acting at the direction of the Requisite Investors (or either Sponsor Investor pursuant to Section 2.16), determines in good faith that the Closing Conditions to Parent and Merger Subs’ obligations have been satisfied or, subject to Sections 2.2 and 2.7, waived and the Requisite Investors (or either Sponsor Investor pursuant to Section 2.16) are prepared to cause Parent and Merger Subs to consummate the Merger in accordance with Section 2.2 of this Agreement and to fund their Commitments upon consummation of the Merger, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”) but one or more Investors fails to fund its Commitment at the Closing when required under this Agreement and the applicable Commitment Letter, or (ii) one or more Investors otherwise materially breaches any of its obligations under its Commitment Letter or this Agreement (any such failure which continues uncured for twenty-four (24) hours following notice thereof by Parent (or either Sponsor Investor pursuant to Section 2.16) to such Investor in the foregoing clause (i) or material breach in the foregoing clause (ii), a “Breach” and each Investor committing such a failure or such a material breach, a “Failing Investor”), the parties agree that, in addition to any exercise of the remedy specified in the last sentence of Section 2.2, the Parent Parties, acting at the direction of the Requisite Investors (or either Sponsor Investor pursuant to Section 2.16), shall be entitled, in their discretion, to either (a) specific performance of the terms of this Agreement or (b) payment by the Failing Investors in an amount equal to the out-of-pocket damages incurred by such Closing Investors (including amounts paid under any such Investor’s Limited Guarantee) in an amount not to exceed such Failing Investor’s Maximum Liability Cap; provided that, notwithstanding anything to the contrary set forth in this Agreement or the Support Agreement, in the event of any Breach or a Material Rollover Breach (as defined in the Support Agreement), in no event shall the aggregate liability of SPC and the Trident VI Investors under the Support Agreement, in the aggregate, exceed an amount equal to the Maximum Liability Cap. If the Closing Investors determine to cause Parent and Merger Subs to enforce the remedy described in (a) or (b) of the preceding sentence against any Failing Investor, they must do so against all Failing Investors and, prior to doing so, the Closing Investors must affirm to Parent and Merger Subs their willingness to fund their respective Commitments. If any of the Parent Parties, acting at the direction of the Investors entitled to enforce this Agreement in respect of any provision hereof, elects to do so against another Investor, it must do so against any other Investor that has similarly failed to perform with respect to the same provision hereof. None of Parent, Merger Subs or the Closing Investors will have the right to recover lost profits or benefit of the bargain damages or any special, indirect or consequential damages (other than out-of-pocket damages referred to above) from any Failing Investor; their only damages remedy against a Failing Investor is set forth above in clauses (a) and (b) of the second sentence of this paragraph. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (x) the amounts due from all Failing Investors hereunder multiplied by (y) a fraction of which the numerator is the amount of such Failing Investor’s Commitment and the denominator is the sum of all Failing Investors’ Commitments. Subject to Section 2.12, in no event will any Investor be liable under this Agreement in an amount that exceeds the amount of such Investor’s Commitment less the amounts previously funded pursuant to such Investor’s Commitment Letter and Limited Guarantee, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages. If any Investor for any reason pays damages to the Company, Parent and/or Merger Subs in an amount greater than the amount of its Commitment or the Maximum Liability Cap, as applicable, to the extent that Parent, Merger Subs or any Investor receives any such amount, Parent and/or Merger Subs and/or such other Investors shall promptly return to such Investor the amount received from such Investor in excess of such maximum amounts.

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4.5            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, private limited companies or other business entities, Topco, Parent, Merger Subs and each Investor covenants, agrees and acknowledges that no Person other than Topco, Parent and the Investors shall have any obligations hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future directors, officers, employees, agents, affiliates, general or limited partners, members, managers or stockholders of any Investor or any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (other than Topco, Parent, Merger Subs and the Investors, each, a “Parent Related Party” and collectively, the “Parent Related Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party, as such, for any obligation of Topco, Parent, Merger Subs or any Investor under this Agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of or by reason of such obligations or their creation. Topco, Parent, Merger Subs and each Investor further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Parent Related Party, whether by piercing the corporate veil or by a claim against any such Affiliate.

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4.6            Governing Law; Consent to Jurisdiction. This Agreement, and any disputes, claims or causes of action hereunder (including with respect to the interpretation, negotiation or enforcement of the provisions of this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct or cause a matter to be subject to the laws of another jurisdiction. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of Delaware are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.6 of the Merger Agreement.

4.7            WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.8            Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

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4.9            Other Agreements; Assignment. This Agreement, together with schedules hereto, the Limited Guarantees, and the Commitment Letters, constitute the entire agreement, and supersede all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and permitted assigns. Other than as provided herein (including pursuant to Section 2.6(c)), this Agreement shall not be assigned without the prior written consent of each of the Investors; provided that each Co-Investor may assign its rights and obligations hereunder to any of its affiliates without the consent of any other party hereto; provided, however, such assignee shall, as a condition of such assignment, execute a joinder to this Agreement as a “Co-Investor” in a form to be reasonably acceptable to the Requisite Investors; provided, further, that no such assignment shall relieve such Co-Investor of its obligations under this Agreement except to the extent performed by such affiliates. From and after the entry into the Merger Agreement until the time specified in clause (z) of the proviso in the first sentence of Section 1.1, no Investor shall, and each Investor shall cause its Affiliates not to, participate, directly or indirectly, (x) as an equity financing source (including, for the avoidance of doubt, any rollover financing) or (y) otherwise in any manner in which it would be a Permitted Holder (as defined in the Existing Credit Facility) from or after the consummation of such transaction, in each case, in any transaction which would constitute an Acquisition Proposal.

4.10          Confidentiality. Each party hereto agrees to, and shall use reasonable best efforts to cause its affiliates, directors, officers, employees, agents, advisors and representatives (“Representatives”; provided that the foregoing persons shall only become Representatives hereunder to the extent they receive Confidential Information from or on behalf of such party) to, (i) keep any proprietary, non-public or confidential information supplied in connection with the Merger and the transactions contemplated hereby and thereby by or on behalf of any of the other parties to this Agreement confidential (“Confidential Information”), (ii) use, and cause its Representatives to use, the Confidential Information only in connection with the Merger and the transactions contemplated hereby and thereby and (iii) take all reasonable actions within its control necessary to cause Parent and Merger Subs to comply with its confidentiality obligations under the Merger Agreement; provided, however, that the term “Confidential Information” does not include information that (a) was already in such party’s possession prior to the evaluation and negotiation of the transactions contemplated hereby and by the Merger Agreement; provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives in breach of this Agreement; provided, that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person; provided, further, however, that nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having or claiming jurisdiction over such party, (iii) to the extent required by law or regulation, including under Section 13(d) of the Exchange Act, (iv) to the extent necessary in connection with the exercise of any remedy, hereunder, (v) in connection with a Syndication (it being understood that (x) no party will disclose pursuant to this clause (v) Confidential Information about any other Investor and its Affiliates (including information obtained in any non-public regulatory filings filed by such Investor and its Affiliates), other than information concerning Topco, Parent, Merger Subs, the Company and its Subsidiaries, or concerning the nature, structure and terms of such other Investor’s investment in Topco or Parent and (y) any person that receives confidential information in connection with this clause (v) shall first agree with the disclosing party to keep such information confidential) and (vi) to such party’s Representatives that such party determines in good faith need to know such information (it being understood and agreed that, in the case of clause (i) or (iii), such party shall, unless prohibited by law or regulation, notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as reasonably practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

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4.11          PR Coordination. Unless otherwise required by law or the rules of any stock exchange or regulatory authority (in which case the disclosing party shall, unless prohibited by law or regulation, give each of the Investors reasonable notice and opportunity to review and comment on the form and substance of such disclosure), no party hereto may issue any press release or otherwise make any public announcement or comment on the Merger and the transactions contemplated hereby (or the failure of such transaction to be consummated), without prior consent of each of the Requisite Investors; provided, however, in no event will any reference to any Investor be made in any such press release or public announcement unless otherwise required by law or the rules of any stock exchange or regulatory authority (in which case the disclosing party shall, unless prohibited by law or regulation, give each of the Investors reasonable notice and opportunity to review and comment on the form and substance of such disclosure) without its prior consent. Once and solely to the extent any information has been made available to the general public in accordance with this Agreement, this Section 4.11 shall no longer apply to such information.

4.12          Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is expressly prohibited from accomplishing directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 1.1.

4.13          No Partnership or Agency. Nothing in this Agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any agreement that a party will be the agent of any other party for any purpose whatever and none shall have authority or power (including through any express or implied power of attorney under this Agreement, the Transaction Documents or the limited partnership agreement) to bind the others or to contract in the name of or create liability against the others in any way or for any purpose save as expressly authorized in writing from time to time.

4.14          No Third Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, the Parent Related Parties are express intended third party beneficiaries of Section 4.5.

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4.15          No Impact on Existing Limited Partners. To the extent that any Investor or any of its Affiliates is an existing limited partner in any investment funds or investment vehicles affiliated with, or managed or advised by, SPC or CD&R, nothing in this Agreement will affect or otherwise modify such pre-existing rights and obligations of the applicable Investor or such of its Affiliates as a limited partner of such investment funds or investment vehicles, and the parties hereto agree and acknowledge that the agreement contained herein is independent thereof.

4.16          Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. All counterparts shall be construed together and shall constitute one and the same instrument. A signature delivered by facsimile transmission or telecopy, by electronic mail in portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be deemed to be an original signature for all purposes under this letter agreement. The parties irrevocably and unreservedly agree that this letter agreement may be executed by way of electronic signatures and the parties agree that this letter agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or representative) as of the date first above written.

FERDINAND FFP ULTIMATE HOLDINGS, LP

By:	/s/ David Winokur
	Name:	David Winokur
	Title:	President

FERDINAND FFP ACQUISITION, LLC

By:	/s/ David Winokur
	Name:	David Winokur
	Title:	President

[Interim Investors Agreement Signature Page]

INVESTOR:

CLAYTON, DUBILIER & RICE FUND XII, L.P.

By: CD&R Associates XII, L.P., its general partner

By: CD&R Investment Associates XII, Ltd., its general partner

By:	/s/ David Winokur
	Name:	David Winokur
	Title:	President

[Interim Investors Agreement Signature Page]

TRIDENT IX, L.P.

By: Stone Point Capital LLC, as manager

By:	/s/ Peter Mundheim
	Name:	Peter Mundheim
	Title:	Managing Director and Counsel

TRIDENT IX PARALLEL FUND, L.P.

By: Stone Point Capital LLC, as manager

By:	/s/ Peter Mundheim
	Name:	Peter Mundheim
	Title:	Managing Director and Counsel

TRIDENT IX PROFESSIONALS FUND, L.P.

By: Stone Point Capital LLC, as manager

By:	/s/ Peter Mundheim
	Name:	Peter Mundheim
	Title:	Managing Director and Counsel

[Interim Investors Agreement Signature Page]

Schedule A

[Partnership Agreement Term Sheet]

Schedule B

[Limited Guarantees]

Schedule C

[Debt Commitment Letters]

Schedule D

[Commitment Letters]